EXHIBIT 23.2

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

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Independent Auditor's Consent

I consent to the inclusion in this Registration Statement on Form SB-2 of the Reports dated September 14, 2002 with respect to my audit of the financial statements of MCG Diversified, Inc. as of December 31, 2000 and 2001 and for the years then ended, and as of March 31, 2002 and for the three months then ended, along with my review as of August 31, 2002 and for the eight months then ended.. I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Dated: September 14, 2002

/s/ RANDALL N. DRAKE C.P.A.
RANDALL N. DRAKE, C.P.A.

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